EXHIBIT 99.1

PACER INTERNATIONAL PROMOTES ALEX

MUNN TO C.O.O., AND RON MAILLETTE TO C.I.O.

CONCORD, Calif.—(BUSINESS WIRE)—March 2, 2005—

Former Coca Cola Executives Strengthen Senior Management Ranks for Transport and Logistics Company, Pacer Says

Alex Munn, formerly chief information officer of Pacer International, Inc. (Nasdaq:PACR), has been promoted to the newly created position of chief operating officer for the North America logistics and transportation provider. Promoted to chief information officer as Munn’s successor is Ron Maillette, previously Pacer’s chief information security and compliance officer. Both were executives of The Coca Cola Company before joining Pacer.

“We are extremely pleased to have these two strong, experienced leaders help us further enhance our operating and information-technology capabilities,” said Don Orris, Pacer’s chairman and chief executive officer. “Both will add to the strength of our senior management ranks.” Orris added: “Alex Munn is a seasoned senior executive who, during the past three years, has established an effective corporate IT department. This promotion will enable us to apply his talents in structuring organizations and improving processes to our retail operations. Ron Maillette, since joining Pacer in early 2004, has spearheaded our efforts to implement improved IT controls and will bring his demonstrated management skills to the post of CIO.”

Munn joined Pacer in 2002 as chief information officer of the company’s retail logistics arm, Pacer Global Logistics, and shortly afterwards assumed the chief information officer role for Pacer International. Prior to that, he had served since 2000 as vice president of Business Systems for The Coca-Cola Company’s North American division, and as director of Business Systems, Global Procurement & Trading for Coca-Cola, from 1996 to 2000.

In his new position at Pacer, Munn will be primarily responsible for process improvements and day-to-day operations within the company’s retail segment. That segment provides third-party logistics services including intermodal marketing (rail brokerage), truck brokerage, trucking services, warehousing and distribution, international freight forwarding, and supply-chain management services.

Ronald Maillette, the new CIO, joined Pacer International in 2004 in his role as chief information security and compliance officer. Before joining Pacer, he was an independent consultant providing services to marketing enterprises and software companies. From 1997 to December 2002, Maillette served as IT director and subsequently chief information officer of the Fountain division of The Coca-Cola Company.

Both executives will continue to be based at the offices of the company’s retail segment, in Dublin, Ohio.

About Pacer International — Pacer International, a leading non-asset based North American third-party logistics and freight transportation provider, offers a broad array of logistics and other services through its subsidiaries and divisions to facilitate the movement of freight from origin to destination. In January, Pacer International was named to the “Forbes Platinum” list for 2005, a compilation of the “Best Big Companies in America.” Its wholesale services include Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and cartage (local trucking) services; and its retail services include intermodal marketing, truck brokerage, trucking services, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord, California, and in Dublin, Ohio, respectively. Pacer’s Web site is: www.pacer-international.com.

CONTACT: Pacer International (investor contact)

Larry Yarberry, 925/887-1577 or 925/890-9245 (cell)

lyarberry@pacerintl.com

or

Steve Potash and Company (media contact)

Steve Potash, 510-865-0800

steve@potashco.com